[Letterhead of Coopers & Lybrand L.L.P.]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Geotek Communications, Inc. on Form S-3 (Nos. 33-5508, 33-49548, 33-57530, 33-61034, 33-72820, 33-78540, 33-85296, 33-62073 and 33-62327), on Form S-4 (No.
33-62333) and Form S-8 (No. 33-67144) of our report dated March 30, 1995 (August 28, 1995 as to Note 19), on our audits of the consolidated financial statements and the consolidated financial statement schedule of Geotek Communications, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which report is included in this Annual Report of Form 10-K/A#2. Our report contains an emphasis of a matter paragraph related to significant transactions with related parties in 1992.


COOPERS & LYBRAND L.L.P.

New York, New York
September 21, 1995

                       [Letterhead of Coopers & Lybrand]



                   CONSENT OF INDEPENDENT AUDITORS RELATING TO
                  PREUSSAG BUNDELFUNK GMBH, SALZGITTER/GERMANY


As independent auditors, we hereby consent to the incorporation by reference into the previously filed Registration Statements of Geotek Communications, Inc. (the "Company") on Form S-3 (Nos. 33-5508, 33-49548, 33-57530, 33-61034,
33-72820,  33-78540,  33-85296,  33-62073  and  33-62327)  and on  Form S-4 (No.
22-62333) and on Form S-8 (No. 33-67144) of our report, dated August 30, 1994, relating to the balance sheet of Preussag Bundelfunk GmbH as of September 30, 1993 and the related statement of operations, shareholders' equity and cash flow for the year then ended, which report was included in the Current Report on Form 8-K of the Company, dated July 5, 1994, as amended.

Hannover,

September 18, 1995

                                                     Coopers & Lybrand GmbH
                                                 Wirtschaftsprufungsgesellschaft